Exhibit 99.1

Shake Shack Announces Third Quarter 2016 Financial Results
- Third Quarter Total Revenue Grew 40.0% -
- Same-Shack Sales Increased 2.9% -

NEW YORK, NY (Business Wire) — November 9, 2016 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported its financial results for the third quarter ended September 28, 2016, a period that included 13 weeks.
Financial Highlights for the Third Quarter 2016:

▪	Total revenue increased 40.0% to $74.6 million.

▪	Shack sales increased 40.2% to $71.9 million.

▪	Same-Shack sales increased 2.9%.

▪	Operating income increased 17.5% to $9.2 million.

▪	Shack-level operating profit*, a non-GAAP measure, increased 32.6% to $20.7 million, or 28.8% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 26.3% to $15.2 million.

▪	Net income attributable to Shake Shack Inc. was $3.8 million, or $0.15 per diluted share.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 25.1% to $5.5 million, or $0.15 per fully exchanged and diluted share.

▪	Ten system-wide Shack openings, including seven domestic company-operated Shacks and three net new licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, CEO of Shake Shack, stated “Shake Shack's Q3 performance demonstrates the continued strength and opportunity of our brand. We delivered another quarter of solid results, with 40% growth in total revenue and a 28.8% Shack-level operating profit margin. We also hit some important milestones this quarter, including our 100th worldwide Shack opening and our first $1 million sales day in our domestic company-operated Shacks.
Garutti continued, "We're executing our multi-format growth strategy with great Shacks in our current markets as well as new markets across the country. We remain encouraged by the great locations we are seeing. Based upon our updated development plans, we now expect to open 19 Shacks this year and 21 to 22 next year, representing growth of 43% and 35% in 2016 and 2017, respectively. With the recent test launch of our first ever Shack App, we are meeting our guests where they are, and are beginning to lay the groundwork to connect the digital experience with the community gathering place of the Shack.  This is just our first step, but we are excited about the endless possibilities the App brings to Shake Shack and our guests."
Development Highlights
During the quarter, the Company opened seven domestic company-operated Shacks, including the Company's 100th opening at the Boston Seaport, its first Shack in Dallas at The Crescent, a second Shack in the Los Angeles market at The Americana in Glendale. Additionally, the Company opened three net new licensed Shacks, including its first Shack in South Korea in Seoul's Gangnam district, as well a third Shack in the Japan market at the Tokyo International Forum.

Location	Type	Opening Date
Muscat, Oman — City Centre Muscat	International Licensed	February 6
Scottsdale, AZ — Fashion Square	Domestic Company-Operated	February 26
Phoenix, AZ — Uptown Plaza	Domestic Company-Operated	March 9
West Hollywood, CA — West Hollywood	Domestic Company-Operated	March 15
Las Vegas, NV — T-Mobile Arena	Domestic Licensed	April 6
Tokyo, Japan — Ebisu Atre West	International Licensed	April 15
Manama, Bahrain — City Centre Bahrain	International Licensed	April 30
Arlington, VA — Fashion Centre at Pentagon City	Domestic Company-Operated	May 4
New York, NY — Herald Square	Domestic Company-Operated	May 18
Forest Hills, NY — Forest HIlls	Domestic Company-Operated	May 26
Bloomington, MN — Mall of America	Domestic Company-Operated	June 9
Abu Dhabi, UAE — Marina Mall	International Licensed	July 9
New York, NY — Fulton Transit Center	Domestic Company-Operated	July 15
Seoul, Korea — Gangnam Avenue	International Licensed	July 22
Yonkers, NY — Cross County Shopping Center	Domestic Company-Operated	July 22
Boston, MA — Boston Seaport	Domestic Company-Operated	August 16
King of Prussia, PA — King of Prussia #2	Domestic Company-Operated	September 1
Dallas, TX — The Crescent	Domestic Company-Operated	September 1
Riyadh, KSA — Al Faisaliah Mall	International Licensed	September 3
Scottsdale, AZ — Kierland Commons	Domestic Company-Operated	September 15
Tokyo, Japan — Tokyo International Forum	International Licensed	September 22
Glendale, CA — The Americana	Domestic Company-Operated	September 23
Subsequent to the end of the quarter, the Company opened its first Shack in Houston at The Galleria, a third Shack in the Los Angeles area in Hollywood and a second Shack in Georgia at the Perimeter Mall in Atlanta, as well as a domestic licensed Shack at the Wells Fargo Center in Philadelphia.
Third Quarter 2016 Review
Total revenue, which includes Shack sales and licensing revenue, increased 40.0% to $74.6 million in the third quarter of 2016, from $53.3 million for the third quarter of 2015. Shack sales for the third quarter of 2016 were $71.9 million, an increase of 40.2% from $51.3 million in the same quarter last year, due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the third quarter was $2.7 million, an increase of 34.9% from $2.0 million in the same quarter last year, due primarily to the opening of new licensed Shacks.
Same-Shack sales were 2.9% for the third quarter of 2016 versus 17.1% growth in the third quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the third quarter of 2016, the comparable Shack base included 26 Shacks versus 16 Shacks for the third quarter of 2015.
Average weekly sales for domestic company-operated Shacks remained constant at $103,000 for the third quarter of 2016 compared to the same quarter last year.
Shack-level operating profit, a non-GAAP measure, increased 32.6% to $20.7 million for the third quarter of 2016 from $15.6 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 160 basis points to 28.8%, primarily due to increased labor and related expenses resulting from the company-wide increase to the starting hourly wage that was implemented at the beginning of the fiscal year, as well as an increase in medical claims. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $7.9 million for the third quarter of 2016 from $5.7 million in the same quarter last year. The increase was primarily driven by higher payroll expense from increased headcount at the home office to support growth plans as well as the costs associated with the Annual Leadership Retreat which occurred in Q2 of last year but are included in Q3 this year. As a percentage of total revenue, general and administrative expenses decreased to 10.6% for the third quarter of 2016 from 10.8% in the third quarter last year, primarily due to the increased levels of Shack sales.

Adjusted EBITDA, a non-GAAP measure, increased 26.3% to $15.2 million. As a percent of total revenue, adjusted EBITDA margins decreased approximately 220 basis points to 20.3% compared to 22.5% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income attributable to Shake Shack Inc. was $3.8 million, or $0.15 per diluted share, for the third quarter of 2016, compared to $1.5 million, or $0.10 per diluted share, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, increased 25.1% to $5.5 million, or $0.15 per fully exchanged and diluted share during the third quarter of 2016, compared to $4.4 million, or $0.12 per diluted share during the third quarter of 2015. A reconciliation between net income (loss) attributable to Shake Shack Inc. and adjusted pro forma net income is included in the accompanying financial data.
Updated 2016 Outlook
For the fiscal year ending December 28, 2016, the Company is revising its financial outlook to the following:

▪	Raising total revenue to between $264 million and $265 million (vs. $253 million to $256 million).

▪	Same-Shack sales growth between 4% and 5%.

▪	19 (vs. 18) new domestic company-operated Shacks to be opened in 2016.

▪	10 net new licensed Shacks (vs. 7).

▪	Approximately 50 to 60 basis points (vs. approximately 50 basis points) of deleverage in labor and related expenses as a percentage of Shack sales, on a year-over-year basis.

▪	Adjusted pro forma effective tax rate between 40% and 41%.

Preliminary 2017 Outlook
For the fiscal year ending December 27, 2017, the Company is providing the following preliminary financial outlook:

▪	Total revenue between $348 million and $352 million.

▪	Same-Shack sales growth between 2% and 3%, which includes approximately 1.5% to 2.0% of menu price increases to be taken in early January and nominal traffic and mix increases.

▪	Between 21 and 22 new domestic company-operated Shacks (with average annual sales volumes of at least $3.2 million and Shack-level operating profit margins of at least 21%).

▪	10 net new licensed Shacks to be opened in fiscal 2017.

▪	Shack-level operating profit margin between 26.5% and 27.5%.

▪	General and administrative expenses between $37 million and $39 million.

▪	Depreciation expense of approximately $21 million.

▪	Adjusted pro forma effective tax rate between 40% and 41%.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2016 financial results today at 5:00 p.m. EST.
The conference call can be accessed live over the phone by dialing (888) 359-3624 or for international callers by dialing (719) 325-2329. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 8088267. The replay will be available until November 16, 2016.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks such that it corresponds to the period of associated sales.

"Shack-level operating profit margin" is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before net interest expense, income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA” is defined as net income before net interest expense, income tax expense, and depreciation and amortization expense, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, deferred rent adjustments, as well as certain other non-recurring items. Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Prior period amounts have been restated to conform to the current period computation methodology.
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 15 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2016, preliminary financial outlook for fiscal 2017, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements, except that the safe harbor provisions of the PSLRA do not apply to any forward-looking statements relating to the operations of any of the Company's partnerships or limited liability companies. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 28, 2016		September 30, 2015		September 28, 2016		September 30, 2015
Shack sales	$71,871	96.4%	$51,275	96.2%	$188,430	96.5%	$133,905	96.0%
Licensing revenue	2,696	3.6%	1,998	3.8%	6,774	3.5%	5,626	4.0%
TOTAL REVENUE	74,567	100.0%	53,273	100.0%	195,204	100.0%	139,531	100.0%
Shack-level operating expenses(1):
Food and paper costs	20,393	28.4%	14,929	29.1%	53,529	28.4%	39,650	29.6%
Labor and related expenses	18,216	25.3%	12,176	23.7%	46,640	24.8%	32,445	24.2%
Other operating expenses	6,577	9.2%	4,376	8.5%	17,475	9.3%	11,579	8.6%
Occupancy and related expenses	6,009	8.4%	4,206	8.2%	15,541	8.2%	11,248	8.4%
General and administrative expenses	7,885	10.6%	5,728	10.8%	22,265	11.4%	30,165	21.6%
Depreciation expense	3,719	5.0%	2,636	4.9%	10,229	5.2%	7,274	5.2%
Pre-opening costs	2,598	3.5%	1,401	2.6%	6,708	3.4%	4,054	2.9%
Loss on disposal of property and equipment	—	—%	17	—%	—	—%	17	—%
TOTAL EXPENSES	65,397	87.7%	45,469	85.4%	172,387	88.3%	136,432	97.8%
OPERATING INCOME	9,170	12.3%	7,804	14.6%	22,817	11.7%	3,099	2.2%
Other income, net	151	0.2%	—	—%	197	0.1%	—	—%
Interest expense	(89)	(0.1)%	(83)	(0.2)%	(267)	(0.1)%	(245)	(0.2)%
INCOME BEFORE INCOME TAXES	9,232	12.4%	7,721	14.5%	22,747	11.7%	2,854	2.0%
Income tax expense	2,443	3.3%	1,528	2.9%	6,058	3.1%	2,776	2.0%
NET INCOME	6,789	9.1%	6,193	11.6%	16,689	8.5%	78	0.1%
Less: net income attributable to non-controlling interests	3,023	4.1%	4,665	8.8%	8,163	4.2%	10,100	7.2%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$3,766	5.1%	$1,528	2.9%	$8,526	4.4%	$(10,022)	(7.2)%

Earnings (loss) per share of Class A common stock:
Basic	$0.16		$0.11		$0.38		$(0.80)
Diluted	$0.15		$0.10		$0.37		$(0.80)
Weighted-average shares of Class A common stock outstanding:
Basic	24,023		13,757		22,310		12,590
Diluted	24,554		14,785		22,805		12,590

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	September 28, 2016	December 30, 2015
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents(1)	$12,227	$70,849
Total assets	$511,944	$379,547
Total liabilities	$320,522	$222,528
Total equity	$191,422	$157,019
(1) The decrease in cash and cash equivalents was driven by the purchase of approximately $60.1 million of marketable securities (net of sales) during the thirty-nine weeks ended September 28, 2016, which are no longer included in the cash and cash equivalents balance as of September 28, 2016.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 28, 2016	September 30, 2015	September 28, 2016	September 30, 2015
SELECTED OPERATING DATA:
Same-Shack sales growth	2.9%	17.1%	5.3%	14.3%
Shacks in the comparable base	26	16	26	16

Shack system-wide sales	$116,543	$81,507	$295,728	$219,754

Average weekly sales
Domestic company-operated	$103	$103	$98	$98

Shack-level operating profit	$20,676	$15,588	$55,245	$38,983
Shack-level operating profit margin	28.8%	30.4%	29.3%	29.1%

Adjusted EBITDA	$15,154	$11,998	$38,798	$28,323
Adjusted EBITDA margin	20.3%	22.5%	19.9%	20.3%

Capital expenditures	$12,720	$8,398	$39,268	$25,327

Shack counts (at end of period):
System-wide	105	75	105	75
Domestic company-operated	58	41	58	41
Domestic licensed	6	5	6	5
International licensed	41	29	41	29

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance and are not required by, nor presented in accordance with, GAAP. The Company believes that Shack-level operating profit and Shack-level operating profit margin, when used in conjunction with GAAP financial measures, are important measures used to by management to evaluate the performance and profitability of each Shack, individually and in the aggregate. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 28, 2016	September 30, 2015	September 28, 2016	September 30, 2015
Shack-level operating profit	$20,676	$15,588	$55,245	$38,983
Add:
Licensing revenue	2,696	1,998	6,774	5,626
Less:
General and administrative expenses	7,885	5,728	22,265	30,165
Depreciation expense	3,719	2,636	10,229	7,274
Pre-opening costs	2,598	1,401	6,708	4,054
Loss on disposal of property and equipment	—	17	—	17
Operating income	$9,170	$7,804	$22,817	$3,099

Total revenue	$74,567	$53,273	$195,204	$139,531
Less: licensing revenue	2,696	1,998	6,774	5,626
Shack sales	$71,871	$51,275	$188,430	$133,905

Shack-level operating profit margin	28.8%	30.4%	29.3%	29.1%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, facilitate internal comparisons to historical performance and competitors' operating results. Adjusted EBITDA is also utilized as a metric in the Company's bonus and equity incentive programs. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	September 28, 2016	September 30, 2015(1)	September 28, 2016	September 30, 2015(1)
Net income	$6,789	$6,193	$16,689	$78
Depreciation expense	3,719	2,636	10,229	7,274
Interest expense, net	66	83	198	245
Income tax expense	2,443	1,528	6,058	2,776
EBITDA	13,017	10,440	33,174	10,373

Equity-based compensation(2)	1,577	1,172	3,817	3,142
Deferred rent(3)	560	369	1,807	1,338
Loss on disposal of property and equipment(4)	—	17	—	17
Non-recurring compensation expenses related to the IPO(5)	—	—	—	12,818
IPO-related expenses(6)	—	—	—	635
ADJUSTED EBITDA	$15,154	$11,998	$38,798	$28,323

(1)
Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Adjusted EBITDA for the thirteen and thirty-nine weeks ended September 30, 2015 has been restated to conform to the current period computation methodology.

(2)	Represents non-cash equity-based compensation expense and relate solely to stock options and performance stock units granted subsequent to the Company's IPO.

(3)	Reflects the extent to which rent expense is greater than or less than cash rent payments.

(4)	Includes the loss on disposal of property and equipment in the ordinary course of business.

(5)
Non-recurring compensation expense incurred in connection with the Company's IPO. Includes expense recognized upon settlement of outstanding unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(6)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes are not reflective of their core operations and may not be indicative of their recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate their performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 28, 2016	September 30, 2015	September 28, 2016	September 30, 2015
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$3,766	$1,528	$8,526	$(10,022)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	3,023	4,665	8,163	10,100
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	—	—	12,818
IPO-related expenses(3)	—	—	—	635
Income tax expense(4)	(1,318)	(1,818)	(3,171)	(4,397)
Adjusted pro forma net income	$5,471	$4,375	$13,518	$9,134

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	24,554	14,785	22,805	12,590
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	12,314	22,493	13,988	23,660
Dilutive effect of stock options	—	—	—	1,071
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,868	37,278	36,793	37,321

Adjusted pro forma earnings per fully exchanged share—diluted	$0.15	$0.12	$0.37	$0.24

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the Company's IPO. Includes expense recognized upon settlement of outstanding unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 40.7% and 40.6% for the thirteen and thirty-nine weeks ended September 28, 2016, respectively, and 43.3% and 44.0% for the and thirteen and thirty-nine weeks ended September 30, 2015, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.